EXHIBIT 99.1

Additional 8 Products of DK Sinopharma，Inc. Are Included in 2010 Provincial Medical Insurance Catalogs in 4 separate Provinces in the People’s Republic of China.

XI’AN Shaanxi Province, China, February 22, 2011, DK Sinopharma, Inc. (OTCBB: DKSP) ("DK Sinopharma" or the "Company"), announced today that eight (8) of its products have been included in the 2010 Provincial Medical Insurance Catalogs in four (4) separate provinces in the People’s Republic of China (the “PRC”).  These products include: (i) our Huanglong Cough Granules, our Ganhai Stomach Recovery Capsule and our Heart Disease Relieving Capsule in the Provincial Medical Insurance Catalog for the Shaanxi Province (ii) our Ganhai Stomach Recovery Capsule and our Heart Disease Relieving Capsule in the Provincial Medical Insurance Catalogs for the Jiangxi Province（ⅲ）our Ganhai Stomach Recovery Capsule and our Heart Disease Relieving Capsule in the Provincial Medical Insurance Catalog for Inner Mongolia Autonomous Region and (ⅳ) our Heart Disease Relieving Capsule in the Provincial Medical Insurance Catalog for the Liaoning Province. These products are in additional to the previous thirteen (13) products which have previously been included in the National Medical Insurance Catalog.

 “We are very proud of this great achievement, which we believe shows that the quality and curative effect of the Company’s products are widely recognized by the government as well as by the doctors and patients,” said Professor Dongke Zhao, the founder and CEO of DK Sinopharma. “In addition to the previous 13 products listed on the National Medical Insurance Catalog, the newly-listed products in the Provincial catalogs help to establish the brand identity of each of our products. Meanwhile, being included in the National and Provincial Medical Insurance Catalogs will enable patients to be reimbursed by government insurance for the use of our products. This achievement has been a great opportunity to demonstrate the competitive edge of the Company.”

All of those newly-listed products are our patented products which always enjoy a great reputation in the pharmaceutical industry in China, among which, Huanglong Caughing Granules has been honored as The Famous Brand Product of Shaanxi Province since 2004, it won the Second Price for the Patent Award of Shaanxi Province in 2008, and it also was awarded as a Great Top Ten Brand Antitussive of China in 2009. Meanwhile, Ganhai Stomach Recovering Capsule has been honored as The Famous Brand Product of Shaanxi Province since 2009, and also was designated as Famous-brand and High-quality Products of Small and Medium Enterprises in the same year.

About DK Sinopharma, Inc.

DK Sinopharma, Inc. has its headquarters in Xi'an, Shaanxi Province, China. The Company identifies, discovers, develops, manufactures and distributes both prescription and over-the counter, including both conventional and Traditional Chinese Medicines, pharmaceutical products for the treatment of some of the most common ailments and diseases. Through the Company's operating entity, Yangling Dongke Maidisen Pharmaceutical Co. Ltd., the Company currently manufactures herbal extracts and 38 pharmaceutical products in the form of capsules, tablets, granules, semisolid ointment, powder, ointment, and paste ointment. The Company focuses on providing remedies to a variety of ailments relating to respiratory, digestive, cardio-cerebral vascular, antineoplastic, bone diseases-modifying antirheumatic, gynecological, and refill nutrition systems, among others. DK Sinopharma's manufacturing facilities are based in the City of Yangling in Shaanxi Province. For more information see our website at http://www.dksinopharma.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the company's ability to raise additional capital to finance the company's activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the future trading of the common stock of the company; the ability of the company to operate as a public company; the period of time for which its current liquidity will enable the company to fund its operations; the company's ability to protect its proprietary information; general economic and business conditions; the volatility of the company's operating results and financial condition; the company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the company's filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

DK Sinopharma, Inc.

Mr. Dongke Zhao, President and Chief Executive Officer

Ms. Yanhong Ren, Chief Financial Officer

Ms. Emily Zhang, Vice President of Corporate Communications

86-29-8224-7500-8612

ir@dksinopharma.com

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